                                                                      Exhibit 12



                                               Minnesota Power & Light Company
                                    Computation of Ratios of Earnings to Fixed Charges and
                                       Supplemental Ratios of Earnings to Fixed Charges

                                                                     For the Year Ended
                                           -------------------------------------------------------------------
                                                                        December 31,
                                           -------------------------------------------------------------------   Nine Months Ended
                                               1992          1993          1994          1995          1996     September 30, 1997
                                           -----------  ------------  ------------  ------------  ------------  ------------------
                                                              (In thousands except ratios)
Income from continuing operations           $  67,821     $  64,374     $  59,465     $  61,857     $  69,221      $  58,029
      per consolidated statement
      of income

Add (deduct)
      Current income tax expense               29,147        29,277        24,116        13,356        31,395         37,450
      Deferred income tax expense
        (benefit)                              (1,113)        1,084          (981)      (11,336)       (9,770)           856
      Deferred investment tax credits          (1,568)       (2,035)       (2,478)         (865)       (1,986)        (1,352)
      Undistributed income from less than
        50% owned equity investments           (5,733)       (6,009)       (7,547)       (9,124)      (10,994)       (10,216)
      Minority interest                         2,684           (83)         (879)          260         3,269          1,440
                                           -----------  ------------  ------------  ------------  ------------     ----------
                                               91,238        86,608        71,696        54,148        81,135         86,207
                                           -----------  ------------  ------------  ------------  ------------     ----------
Fixed charges
      Interest on long-term debt               44,008        44,647        48,137        45,713        52,386         38,988
      Capitalized interest                        422         3,010             -         1,395         1,450            396
      Other interest charges - net              6,455         1,501         7,382         7,934        10,193         10,621
      Interest component of all rentals         5,728         5,729         5,737         3,670         2,541          2,607
      Distributions on redeemable
        preferred securities of
        subsidiary                                  -             -             -             -         4,729          4,528
                                           -----------  ------------  ------------  ------------  ------------     ----------
        Total fixed charges                    56,613        54,887        61,256        58,712        71,299         57,140
                                           -----------  ------------  ------------  ------------  ------------     ----------

Earnings before income taxes and fixed
      charges (excluding capitalized
      interest)                              $147,429      $138,485      $132,952      $111,465      $150,984       $142,951
                                           ===========  ============  ============  ============  ============     ==========

Ratio of earnings to fixed charges               2.60          2.52          2.17          1.90          2.12           2.50
                                           ===========  ============  ============  ============  ============     ==========

Earnings before income taxes and fixed
      charges (excluding capitalized
      interest)                              $147,429      $138,485      $132,952      $111,465      $150,984       $142,951
Supplemental charges                           16,017        15,149        14,370        13,519        14,431          9,044
                                           -----------  ------------  ------------  ------------  ------------     ----------

Earnings before income taxes and fixed
      and supplemental charges
      (excluding capitalized interest)       $163,446      $153,634      $147,322      $124,984      $165,415       $151,995
                                           ===========  ============  ============  ============  ============     ==========

Total fixed charges                         $  56,613     $  54,887     $  61,256     $  58,712     $  71,299      $  57,140
Supplemental charges                           16,017        15,149        14,370        13,519        14,431          9,044
                                           -----------  ------------  ------------  ------------  ------------     ----------

      Fixed and supplemental charges        $  72,630     $  70,036     $  75,626     $  72,231     $  85,730      $  66,184
                                           ===========  ============  ============  ============  ============     ==========

Supplemental ratio of earnings to fixed
      charges <F1>
                                                 2.25          2.19          1.95          1.73          1.93           2.30
                                           ===========  ============  ============  ============  ============     ==========


<F1> The supplemental ratio of earnings to fixed charges includes Minnesota Power's (Company) obligation under a contract with
     Square Butte Electric Cooperative (Square Butte) which extends through 2007, pursuant to which the Company is purchasing
     71 percent of the output of a generating unit capable of generating up to 470 megawatts. The Company is obligated to pay
     Square Butte all of Square Butte's leasing and operating and debt service costs, less any amount collected from the sale of power or energy to others, which shall not have been paid by Square Butte when due. (See Note 17 to the Company's 1996
     Consolidated Financial Statements incorporated by reference in the Company's 1996 Annual Report on Form 10-K.)

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